Exhibit 10.4

February 26, 2015

Michael McGuire

Maryland

Dear Mike:

I have enjoyed our conversations and I strongly believe that you will make an important contribution to the success and growth of Tintri, Inc. (the “Company”). With that in mind, I am pleased to offer you the position of Executive Vice President, Global Sales reporting directly to me as the CEO of Tintri. Your expected starting date will be March 2, 2015.

If you decide to join us, your annual on-target earnings, which will be comprised of base salary and incentive compensation, will be $700,000.00, subject to applicable withholdings and deductions. In the fiscal year ending January 31, 2016, your annualized base salary will be $350,000.00, which will be pro-rated for your time with the Company during such fiscal year. In the fiscal year ending January 31, 2016, your annualized on-target incentive compensation will be $350,000.000, subject to achievement of your individual sale compensation plan, which will be pro-rated for your time with the Company during such fiscal year, and the terms and conditions under the Company’s applicable sales compensation plan. During your first three months of employment, you will receive a non-recoverable draw totaling $87,500.00 paid in three equal installments. If commissions are earned against your sales compensation plan during the first three month period, you will be paid the higher of the non-recoverable draw or the commissions earned.

You will initially be based out of your home in Maryland, but you will be expected to travel regularly for Company business to the Company’s headquarters in California and elsewhere. In the future, you and the Company may discuss moving your primary office location to the Company’s headquarters in the Bay Area California. Any such move will be subject to agreement by both you and the Company, and if the move is at the Company’s request, you will be eligible for the Company’s Executive relocation package, in accordance to the policy as defined at that point time.

As a Company employee, you will be eligible to participate in the employee benefit plans that the Company offers generally to employees of the Company in the United States, subject to the terms and conditions of such plan from time to time.

At the first meeting of the Company’s Board of Directors following your start date at which the Board will be approving stock option grants and subject to Board approval, management will recommend that you be granted an option to purchase 870,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan (the “Plan”) and the applicable stock option agreement. 25% of the shares subject to the Option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal amounts, subject to your continuing employment with the Company.

Notwithstanding the foregoing, if during the twelve (12) month period following a Change of Control (as defined in the Plan), you are terminated by the Company for other than “Cause” (as defined below) or you resign for “Good Reason” (as defined below), and, in either case, you timely sign and do not revoke a separation agreement and release of claims prepared by the Company, then following such separation agreement and release of claims becoming effective and irrevocable (i) 50% of the then unvested shares subject to your outstanding options at the time of your termination or resignation will immediately vest and become exercisable and (ii) you will receive continuing payments of your on-target earnings and health benefits as then in effect for a period of twelve (12) months following such termination of your employment, subject to applicable withholdings and deductions.

If the Company terminates your employment for any reason other than Cause (as defined below) in other circumstances in which the payments and benefits specified in the preceding paragraph do not apply, you will receive continuing payments of your on-target earnings and health benefits as then in effect for a period of six (6) months following such termination of your employment, subject to applicable withholdings and deductions. The receipt of any such payments or benefits under this agreement will be subject to you timely signing and not revoking a separation agreement and release of claims that is prepared by the Company, and will only be paid or provided following such separation agreement and release of claims becoming effective and irrevocable. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code. The Company shall in no event be obligated to indemnify the executive for any taxes or interest that may be assessed under Section 409A of the Internal Revenue Code.

For purposes of this agreement, “Cause” shall mean:

1. engaging in illegal conduct that is determined by the Board of Directors to be materially injurious to the Company or any of its affiliates;

2. violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its affiliates;

3. material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company or any of its affiliates, as determined in good faith by the Chief Executive Officer of the Company;

4. conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates;

5. gross negligence or willful misconduct in the performance of your duties to the Company that has resulted or is likely to result in material damage to the Company, or continued and willful violations of your obligations to the Company as an employee of the Company or any of its affiliates, as determined in good faith by the Chief Executive Officer of the Company and your failure to cure such violations within the thirty (30)-day period following written notice from the Chief Executive Officer; or

6. any breach by you of any material provision of the terms of your employment or engagement by the Company that is determined by the Chief Executive Officer of the Company to be materially injurious to the Company or any of its affiliates.

For purposes of this agreement, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent:

1. a material reduction in your authority, base pay, duties or responsibilities with the Company (including a parent or subsidiary of the Company) as in effect immediately prior to such reduction, unless (a) you are provided with reasonably comparable authority, duties or responsibilities, or (b) you agree to such a reduction in writing;

2. a material change in the geographic location at which you must be principally located; or

3. a material reduction by the Company (including a parent or subsidiary of the Company) in your on target earnings as in effect immediately prior to such reduction other than in connection with a general reduction of officer base salary at the Company or its affiliates, or unless you agree to such a reduction in writing.

4. any material breach of this agreement by the Company and the Company’s failure to cure such violations within the thirty (30)-day period following written notice from you to the Chief Executive Officer.

You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. Your continued employment shall not constitute a waiver of your rights to assert Good Reason hereunder.

At a meeting of the Company’s Board of Directors following your start date and subject to Board approval, management will recommend that the Board approve the Company entering into a customary officer indemnification agreement with you pursuant to which the Company will agree to indemnify you for customary liabilities that you may incur during the course of your employment with the Company.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States. Such documentation must be provided to us within three (3) business days of the date of hire, or our employment relationship with you may be terminated by the Company without any further obligation to you.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

This agreement will be governed by the laws of the State of California without regard to any conflict of laws principles that would apply the laws of any other jurisdiction.

You will be required to sign the Company’s Confidential Information and Invention Assignment Agreement as a condition of your employment. As a Company employee, you will be expected to abide by Company rules, policies and standards.

This letter, along with the Confidential Information and Invention Assignment Agreement and any other agreements relating to proprietary rights, the Plan, and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. We are relying on your representation to us, which you confirm by your signature below, that you are able to provide services to the Company as its Executive Vice President, Global Sales without breaching the terms of any agreement you may have with a prior employer or other third party. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me before Friday February 27, 2015 to confirm your acceptance. Mike, I am excited to have you join our team and look forward to working with you.

Welcome aboard!

Sincerely,	Accepted and agreed:

/s/ Ken Klein	/s/ Michael McGuire

Ken Klein	Michael McGuire
Chief Executive Officer	Date: 2/26/2015
Date: 2/26/2015